UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHEMBIO DIAGNOSTICS, INC.
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CHEMBIO DIAGNOSTICS, INC.
3661 Horseblock Road
Medford, NY 11763
(631) 924-1135

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held September ____, 2011

The Annual Meeting of Shareholders of Chembio Diagnostics, Inc. will be held on September __, 2011 at 10:30 am (local time) at Chembio, 3661 Horseblock Road, Medford, New York 11763, for the following purposes:

1.	To elect five directors to the Company’s Board of Directors;

2.
To consider and vote upon a proposal recommended by the Board of Directors to ratify the selection of BDO USA L.L.C. to serve as our independent public accountants for the fiscal year ending December 31, 2011;

3.	To authorize the Board of Directors in its discretion to execute a reverse stock split of the Company's common stock in a range between and including one-for-five and one-for-fifteen;

4.	To adopt and approve an amendment to our 2008 Stock Incentive Plan to increase the number of available shares by 1 million shares;

5.	To, in their discretion, vote upon an adjournment or postponement of the meeting; and

6.           To transact any other business that properly may come before the Annual Meeting.

Only the shareholders of record as shown on our transfer books at the close of business on July __, 2011 are entitled to notice of, and to vote at, the Annual Meeting.  Our Annual Report for the fiscal year ended December 31, 2010 on Form 10-K is being provided to shareholders with this proxy statement.  The Annual Report is not part of the proxy soliciting material.

All shareholders, regardless of whether they expect to attend the meeting in person, are requested to complete, date, sign and return promptly the enclosed form of proxy via the Internet or in the accompanying envelope (which requires no postage if mailed in the United States), as applicable.  The person executing the proxy may revoke it by filing with our Secretary an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

Important Notice regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September __, 2011:

The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2010 are available free of charge at http://phx.corporate-ir.net/phoenix.zhtml?c=121584&p=proxy.  The Notice of Internet Availability of Proxy Materials was mailed to beneficial owners beginning on or about August __, 2011.  Paper copies of the Proxy Materials were mailed to shareholders of record beginning on or about August __, 2011.

All shareholders are extended a cordial invitation to attend the Annual Meeting.

By the Board of Directors

 /s/ Lawrence A. Siebert
Medford, New York                                                               Lawrence A. Siebert
July __, 2011                                                                           Chairman and Chief Executive Officer

PROXY STATEMENT

CHEMBIO DIAGNOSTICS, INC.
3661 Horseblock Road
Medford, NY 11763
(631) 924-1135

ANNUAL MEETING OF SHAREHOLDERS
To be held September ____, 2011

SOLICITATION AND REVOCATION OF PROXIES

This proxy statement is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Chembio Diagnostics, Inc., a Nevada corporation (referred to as the “Company” or “Chembio” or “we” or “us”), to be voted at the Annual Meeting of Shareholders to be held at 10:30 am (local time) on September ___, 2011 at Chembio, 3661 Horseblock Road, Medford, New York 11763, or at any adjournment or postponement of the Annual Meeting.  We anticipate that this proxy statement and the accompanying form of proxy will be first made available to shareholders on or about August __, 2011.

In accordance with rules and regulations adopted by the SEC, we are furnishing proxy materials to our shareholders of record by (i) mailing a printed copy of the proxy materials, and (ii) providing Internet access to the proxy materials at http://phx.corporate-ir.net/phoenix.zhtml?c=121584&p=proxy.  Both shareholders of record who receive a printed copy of proxy materials and shareholders of record who receive a Notice of Internet Availability of Proxy Materials will be permitted to access our proxy materials on the Internet.  In addition, shareholders of record who receive a Notice of Internet Availability of Proxy Materials can receive a printed copy of the proxy materials by requesting this information from the Company.  The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials.  The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

A shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to our Secretary, by substituting a new proxy executed at a later date, or by requesting, in person at the Annual Meeting, that the proxy be returned.

The solicitation of proxies is to be made on the Internet and through mailings.  However, following the initial solicitation, further solicitations may be made by telephone or oral communication with shareholders.  Our officers, directors and employees may solicit proxies, but these persons will not receive compensation for that solicitation other than their regular compensation as employees.  Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to provide access to the solicitation materials to beneficial owners of the shares held of record by those persons.  We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.  We will pay all expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material.

VOTING SECURITIES

The close of business on July ___, 2011 has been fixed as the record date for the determination of holders of record of the Company’s common stock, $0.01 par value per share, entitled to notice of and to vote at the Annual Meeting.  Each stockholder of record as of the close of business on the record date is entitled to one vote on each matter to be voted on at the Annual Meeting for each share of common stock held by such stockholder on the record date.  On the record date, _____________ shares of common stock were outstanding and eligible to be voted at the Annual Meeting.  A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the shareholders.  If sufficient votes for approval of the matters to be considered at the Annual Meeting have not been received prior to the meeting date, we intend to postpone or adjourn the Annual Meeting in order to solicit additional votes.  The form of proxy we are soliciting requests authority for the proxies, in their discretion, to vote the shareholders’ shares with respect to a postponement or adjournment of the Annual Meeting.  At any postponed or adjourned meeting, we will vote any proxies received in the same manner described in this proxy statement with respect to the original meeting.

VOTING PROCEDURES

Votes at the Annual Meeting are counted by an inspector of election appointed by the Chairman of the meeting.  You can ensure that your shares are voted at the meeting by submitting your proxy card on the Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided.  Abstentions by those present at the Annual Meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes.  If a shareholder submits his or her proxy card and withholds authority to vote for any or all of the items, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes.  Rule 452 of the New York Stock Exchange (NYSE), which governs all brokers, permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The ratification of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions. The election of directors, the amendment of the 2008 Stock Incentive Plan, and the proposal to permit the directors to execute a  reverse split is each a non-routine matter on which brokers are not allowed to vote unless they have received voting instructions from their customers. Due to recent rule changes by the NYSE, your broker will no longer be allowed to vote your shares on these matters without your specific instructions. Shares in the names of brokers that are not voted on a particular matter are treated as not present with respect to that matter.

We will announce voting results at the meeting, and we will publish the final results within four business days following the meeting on a Current Report on Form 8-K.

FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this proxy statement regarding our financial position, business strategy and plans and objectives of management for future operations and capital expenditures are forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On July ___, 2011, there were___________ shares of common stock issued and outstanding and eligible to be voted at the Annual Meeting.  The following table sets forth certain information regarding the beneficial ownership of our common stock on July ___, 2011 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and each of our “named executive officers” and all of our directors

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.  Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by him.

The beneficial ownership percent in the table is calculated with respect to the number of outstanding shares (61,996,651) of the Company's common stock outstanding as of _____ ___, 2011.  Each shareholder's ownership is calculated as the number of shares of common stock owned plus the number of shares of common stock into which any preferred stock, warrants, options or other convertible securities owned by that shareholder can be converted within 60 days.

The term “named executive officer” refers to our principal executive officer, our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of 2009, and two additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of the Company at the end of 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Siebert, Lawrence (1) 3661 Horseblock Road Medford, NY 11763	7,070,048	11.07%
Esfandiari, Javan (2) 3661 Horseblock Road Medford, NY 11763	1,077,573	1.69%
Larkin, Richard (3) 3661 Horseblock Road Medford, NY 11763	451,005	.71%
Ippolito, Tom (4) 3661 Horseblock Road Medford, NY 11763	215,000	.34%
Bruce, Richard (5) 3661 Horseblock Road Medford, NY 11763	310,075	.49%
Meller, Gary (6) 3661 Horseblock Road Medford, NY 11763	688,000	1.08%
Davis, Katherine L. (7) 3661 Horseblock Road Medford, NY 11763	388,366	.61%
DeBuono, Barbara 3661 Horseblock Road Medford, NY 11763	15,625	.02%
Kissinger, Peter 3661 Horseblock Road Medford, NY 11763	15,625	.02%
GROUP (10)	10,231,317	15.55%

Alere, Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453	5,367,840	8.48%

(1)
Includes 591,666 shares issuable upon exercise of options exercisable within 60 days.  Does not include 133,334 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(2)
Includes 660,000 shares issuable upon exercise of options exercisable within 60 days.  Does not include 300,000 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(3)
Includes 258,333 shares issuable upon exercise of options exercisable within 60 days.  Does not include 241,667 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(4)
Includes 200,000 shares issuable upon exercise of options exercisable within 60 days.  Does not include 200,000 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(5)
Includes 2000,000 shares issuable upon exercise of options exercisable within 60 days.  Does not include 175,000 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(6)
Includes 273,000 shares issuable upon exercise of options exercisable within 60 days.  Does not include 150,000 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(7)
Includes 300,650 shares issuable upon exercise of options exercisable within 60 days. Does not include 150,000 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(8)	Includes 15,625 shares issuable upon exercise of options exercisable within 60 days.
(9)	Includes 15,625 shares issuable upon exercise of options exercisable within 60 days.
(10)	Includes footnotes (1)-(9).

AVAILABLE INFORMATION

Copies of our Annual Report on Form 10-K are being furnished to each shareholder with this proxy statement, and are available on the internet at http://phx.corporate-ir.net/phoenix.zhtml?c=121584&p=proxy pursuant to the instructions set forth in the attached “Notice Regarding the Availability of Proxy Materials.”  Upon written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our quarterly reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, to any shareholder of record, or to any shareholder who owns common stock listed in the name of a bank or broker as nominee, at the close of business on July __, 2011.  Any request for a copy of these reports should be mailed to the Secretary, Chembio Diagnostics, Inc., 3661 Horseblock Road, Medford, NY  11763.  Shareholders may also receive copies of these reports by accessing the Company’s website at www.chembio.com. We file annual, quarterly and current reports, proxy statements and other information in accordance with the Securities Exchange Act of 1934, as amended, with the SEC.  You may read and copy any reports, proxy statements or other information filed by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  In addition, the materials we file electronically with the SEC are available at the SEC’s website at www.sec.gov.  The SEC’s website contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.    Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

ITEM 1.  ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect five  directors to serve as our Board of Directors.  Each director will be elected to hold office until the next annual meeting of shareholders and thereafter until his/her successor is elected and qualified.  The affirmative vote of a plurality of the shares voted at the Annual Meeting in person or by proxy is required to elect each director.  Cumulative voting is not permitted in the election of directors.  In the absence of instructions to the contrary, the person named in the accompanying proxy shall vote the shares represented by that proxy for the persons named below as management’s nominees for directors.  All five nominees currently serve as directors of the Company.

It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board of Directors may recommend.

The following table sets forth, with respect to each nominee for director, the nominee’s age, positions and offices with the Company, the expiration of the nominee’s term as a director and the year in which the nominee first became a director.  Individual background information concerning each of the nominees follows the table.  For additional information concerning the nominees, including stock ownership and compensation, see “Executive Compensation,” “Beneficial Ownership of the Company’s Equity Securities”, and “Certain Transactions With Management And Principal Shareholders.”

Name	Age	Position(s) and Office(s) with the Company	Expiration of Term of Director	Initial Date as Director
Katherine L. Davis	54	Director	2011 Annual Meeting	May 2007
Barbara DeBuono	56	Director	2011 Annual Meeting	June 2011
Peter Kissinger	67	Director	2011 Annual Meeting	June 2011
Dr. Gary Meller	61	Director	2011 Annual Meeting	March 2005
Lawrence A. Siebert	54	Chief Executive Officer, President and Chairman of the Board	2011 Annual Meeting	May 2004

Lawrence A. Siebert, President, Chief Executive Officer and Director.  Mr. Siebert was appointed President of Chembio Diagnostics, Inc. and a member of our board of directors upon consummation of the merger.  Mr. Siebert has been Chairman of Chembio Diagnostic Systems Inc. for approximately thirteen years and its President since May 2002.  Mr. Siebert’s background is in private equity and venture capital investing.  From 1982 to 1991, Mr. Siebert was associated with Stanwich Partners, Inc, which during that period invested in middle market manufacturing and distribution companies.  From 1992 to 1999, Mr. Siebert was an investment consultant and business broker with Siebert Capital Corp. and Siebert Associates LLC, and was a principal investor in a privately held test and measurement company which was sold in 2002.  Mr. Siebert received a JD from Case Western Reserve University School of Law in 1981 and a BA with Distinction in Economics from the University of Connecticut in 1978.  Mr. Siebert as president and CEO is an integral part of the Chembio management team.  His experience in the rapid test field and financing markets make him an excellent candidate for serving on the board and as its chairman.

Dr. Gary Meller, Director.  Dr. Meller was elected to our Board of Directors on March 15, 2005, and currently serves on the Company’s Audit, Compensation and Nominating and Corporate Governance Committees, including as Chairman of the Compensation Committee.  Dr. Meller has been the president of CommSense Inc., a healthcare business development company, since 2001.  CommSense Inc. works with clients in Europe, Asia, North America, and the Middle East on medical information technology, medical records, pharmaceutical product development and financing, health services operations and strategy, and new product and new market development.  From 1999 until 2001 Dr. Meller was the executive vice president, North America, of NextEd Ltd., a leading internet educational services company in the Asia Pacific region.  Dr. Meller also was a limited partner and a member of the Advisory Board of Crestview Capital Master LLC, which was our largest shareholder. Dr. Meller is a graduate of the University of New Mexico School of Medicine and has an MBA from the Harvard Business School.  Dr. Meller’s experience in the medical field both domestic and foreign (especially his experience with CommSense Inc.) as well as his financing experience make him an excellent candidate for serving on the board.

Kathy Davis, Director.  Ms. Davis was elected to the Company’s Board of Directors in May 2007, and currently serves on the Company’s Audit, Compensation and Nominating And Corporate Governance Committees, including as Chairman of each of the Audit Committee and the Nominating And Corporate Governance Committee.  Since January 2007, Ms. Davis has been the owner of Davis Design Group LLC, a company that provides analytical and visual tools for public policy design.  Previously, from February 2005 to December 2006, she served as the Chief Executive Officer of Global Access Point, a start up company with products for data transport, data processing, and data storage network and hub facilities.  From October 2003 to January 2005, Ms. Davis was Lieutenant Governor of the State of Indiana, and from January 2000 to October 2003 was Controller of the City of Indianapolis.  From 1989 to 2003, Ms. Davis held leadership positions with agencies and programs in the State of Indiana including State Budget Director, Secretary of Family & Social Services Administration, and Deputy Commissioner of Transportation. From 1982 to 1989 Ms. Davis held increasingly senior positions with Cummins Engine, where she managed purchasing, manufacturing, engineering, and assembly of certain engine product lines.  Ms. Davis also led the startup of and initial investments by a $50 million Indiana state technology fund, serves on the not-for-profit boards of Noble of Indiana, University of Evansville Institute of Global Enterprise, Purdue College of Science Dean’s Leadership Council and Indiana University School of Public and Environmental Affairs Dean’s Advisory Council. She has a Masters of Business Administration from Harvard Business School and a Bachelor of Science in Mechanical Engineering from the Massachusetts Institute of Technology.  Ms. Davis has varied experience in business, political and financial areas make her an excellent candidate for serving on the board.

Dr. Barbara DeBuono, M.D., M.P.H. is a renowned expert in public health innovation, health policy, education and research. In May 2011, Dr. DeBuono was appointed President and CEO of ORBIS International, which is dedicated to saving sight and eliminating avoidable blindness worldwide with headquarters in New York City.  Previously, from 2009-2011, Dr. DeBuono was Chief Medical Officer, Partner and Global Director of Health and Social Marketing at Porter Novelli, and from 2000-2008 she was Executive Director, Public Health and Government at Pfizer Inc.  Dr. DeBuono has served as Commissioner of Health for the state of New York and as Director of Health in Rhode Island and she was honored by the CDC Foundation in 2005 as one of five Public Health Heroes nationwide.  She serves as adjunct professor at The George Washington University School of Public Health, and is a co-founder of The MAIA Foundation, a charity dedicated to women’s health in sub-Saharan Africa. A Fellow of the American College of Physicians, Dr. DeBuono received her B.A. from the University of Rochester, her M.D. from the University of Rochester School of Medicine, and a Masters in Public Health (M.P.H.) from Harvard University School of Public Health.  Dr. DeBuono’s experience in and knowledge of, both domestic and international, public health services, public health innovations, and the medical field make her an excellent candidate for serving on the board.

Dr. Peter Kissinger, Ph.D., is a scientist, entrepreneur and academic, with a multi-faceted career in biotechnology and biomedical technologies.  He is the founder of Bioanalytical Systems, Inc. (NASDAQ: BASI), which he led from 1974-2007, and is Professor of Chemistry and Associate Department Head at Purdue University, West Lafayette, Indiana.  Dr. Kissinger’s academic research has involved the study of modern liquid chromatography techniques, and in vivo methodology for drug metabolism and the neurosciences.  Dr. Kissinger has published more than 230 scientific papers and is a Fellow of the American Association of Pharmaceutical Scientists and the American Association for the Advancement of Science.  In 2005, he became the Chairman of Prosolia, which markets mass spectrometry innovations for life science, industrial and homeland security applications.  In 2007, he and Candice Kissinger founded Phlebotics, Inc., a medical device company focused on diagnostic information for intensive care medicine. He is a columnist for the trade publication Drug Discovery News. Dr. Kissinger received a B.S. in Chemistry from Union College, Schenectady, N.Y. and a Ph.D. in Analytical Chemistry from the University of North Carolina in Chapel Hill.  Dr. Kissinger has knowledge of and experience in biotechnology and biomedical technologies as well as publicly-traded companies, all of which make him an excellent candidate for serving on the board.

Required Vote; Board Recommendation

The affirmative vote of a plurality of the shares voted at the Annual Meeting in person or by proxy is required to elect each director.  The Board of Directors unanimously recommends that the shareholders vote FOR the election of the five nominees listed above.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS
Other Executive Officers

The following table sets forth with respect to each executive officer other than Mr. Siebert, the officer’s age, the officer’s positions and offices with the Company, the expiration of his term as an officer and the period during which he has served either the Company or Chembio Diagnostic Systems Inc.
Name	Age	Position With Company	Initial Date as Officer
Richard J. Larkin	55	Chief Financial Officer	2003
Javan Esfandiari	44	Director of Research & Development	2004
Richard Bruce	57	Vice President, Operations	2004
Tom Ippolito	48	Vice President of Regulatory Affairs, Quality Assurance and Quality Control	2005

Richard J. Larkin , Chief Financial Officer.  Mr. Larkin oversees our financial activities and information systems.  He was appointed as Chief Financial Officer of Chembio Diagnostics, Inc., in 2004.  Mr. Larkin has been the Chief Financial Officer of Chembio Diagnostic Systems Inc. since September 2003.  Prior to joining Chembio Diagnostic Systems Inc., Mr. Larkin served as CFO at Visual Technology Group from May 2000 to September 2003, and also led their consultancy program that provided hands-on expertise in all aspects of financial service, including the initial assessment of client financial reporting requirements within an Enterprise Resource Planning (Manufacturing) environment through training and implementation.  Prior to joining VTG, he served as CFO at Protex International Corporation from May 1987 to January 2000.  Mr. Larkin holds a BBA in Accounting from Dowling College and is a member of the American Institute of Certified Public Accountants.

Javan Esfandiari, Executive VP of Research and Development.  Mr. Esfandiari joined Chembio Diagnostic Systems, Inc, in 2000.  Mr. Esfandiari co-founded, and became a co-owner of Sinovus Biotech AB where he served as Director of Research and Development concerning lateral flow technology until Chembio Diagnostic Systems Inc. acquired Sinovus Biotech AB in 2000.  From 1993 to 1997, Mr. Esfandiari was Director of Research and Development with On-Site Biotech/National Veterinary Institute, Uppsala, Sweden, which was working in collaboration with Sinovus Biotech AB on development of veterinary lateral flow technology.  Mr. Esfandiari received his B.Sc. in Clinical Chemistry and his M. Sc. in Molecular Biology from Lund University, Sweden.  He has published articles in various veterinary journals and has co-authored articles on tuberculosis serology with Dr. Lyashchenko.

Richard Bruce, Vice President, Operations. Mr. Bruce was hired in April 2000 as Director of Operations. He is responsible for manufacturing, maintenance, inventory, shipping, receiving, and warehouse operations.  Prior to joining Chembio Diagnostic Systems Inc., he held director level positions at Wyeth Laboratories from 1984 to 1993. From 1993 to 1998, he held various management positions in the Operations department at Biomerieux.  From 1998 to 2000, he held a management position at V.I. Technologies.  Mr. Bruce has over thirty years of operations management experience with Fortune 500 companies in the field of in-vitro diagnostics and blood fractionation.  Mr. Bruce received his BS in Management from National Louis University in 1997.

Tom Ippolito, VP of Regulatory Affairs, QA and QC.  Mr. Ippolito joined Chembio in June 2005. He has over twenty years experience with in vitro diagnostics for infectious diseases, protein therapeutics, vaccine development, Process Development, Regulatory Affairs and Quality Management. Over the years, Mr. Ippolito has held Vice President level positions at Biospecific Technologies, Corp. from 2000 - 2005, Director level positions in Quality Assurance, Quality Control, Process Development and Regulatory Affairs at United Biomedical, Inc. from 1987 - 2000. Mr. Ippolito is the Course Director for “drug development process” and “FDA Regulatory Process” for the BioScience Certificate Program at the New York State University of Stony Brook, a program he has been a part of since its inception in 2003.

Each of our officers serves at the pleasure of the Board of Directors.  There are no family relationships among our officers and directors.

Certain Transactions with Management and Principal Shareholders

During the quarter ended December 31, 2008, Alere, Inc (“Alere”), formerly known as Inverness Medical Innovations, Inc., notified the Company that Alere had entered into a contract with Bio-Rad Laboratories, Inc. (“Bio-Rad”) for royalties on Bio-Rad’s patent for the detection of HIV-2 antibodies.  The agreement also provided for Alere to pay past royalties.  On June 25, 2009, the Company and Alere entered into a letter agreement whereby certain obligations aggregating approximately $1,010,000 as of December 31, 2008 were agreed to be paid by the Company from future revenues.  The obligations include the Company’s share under its agreements with Alere for the amount of HIV-2 royalties that Alere paid when Alere entered into an HIV-2 license agreement with Bio-Rad Laboratories, Inc. of approximately $485,000 and royalties owed by Chembio on lateral flow licenses to Alere of approximately $525,000 as of December 31, 2008. Under the agreement, Alere will retain an additional 10% of Clearview® HIV 1/2 STAT-PAK® net sales and 5% of Clearview® Complete HIV 1/2 net sales until these obligations are extinguished.   As of December 31, 2010 these obligations had been extinguished.

Approval of Transactions with Related Persons

The Board of Directors reviews all transactions involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction.  All directors, director nominees and executive officers must notify us of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either the Board as a whole or the Audit Committee, which determines whether or not to approve the transaction.  After such review, the reviewing body approves the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

Director Independence

Our common stock trades on the OTCQB.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.

We are not currently subject to corporate governance standards defining the independence of our directors, and we have chosen to define an “independent” director in accordance with the NASDAQ Global Market's requirements for independent directors.  Under this definition, we have determined that Katherine Davis, Barbara DeBuono, Gary Meller, and Peter Kissinger currently qualify as independent directors.  We do not list the “independent” definition we use on our internet website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  The Company believes that during the year ended December 31, 2010, each person who was an officer, director and beneficial owner of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements, except for the following that were not filed on a timely basis: (i) one Form 4 for Gary Meller filed on May 18, 2010 that covered one report and one transaction, and one Form 4/A for Dr. Meller filed on December 20, 2010 covering one report with one transaction, were not reported on a timely basis; (ii) one Form 4 for Lawrence Siebert filed on December 21, 2010 that covered one report and two transactions; (iii) one Form 4 for Javan Esfandiari filed on March 18, 2010 that covered one report and one transaction; and (iv) one Form 4 for Katherine Davis that covered one report and two transactions.

Board of Directors and Committees

The Board of Directors held seven meetings during the fiscal year ended December 31, 2010 and each director participated in at least 75% of those meetings and of meetings of the committees on which he/she served.  Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders, the Company encourages each director to attend.  None of the members of the Board of Directors was present at last year’s annual meeting of shareholders.

Audit Committee

The Company’s Audit Committee met four times in 2010 and currently consists of Katherine L. Davis (Chairperson) and Dr. Gary Meller.  The Board of Directors has determined that Ms. Davis is an “audit committee financial expert,” as defined under the rules of the SEC.  Each of the members of the Audit Committee is deemed “independent” in accordance with the NASDAQ Global Market’s requirements for independent directors.  This committee oversees, reviews, acts on and reports to our Board of Directors on various auditing and accounting matters including:  the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, and the performance of our independent accountants.  A copy of the committee’s charter is available on the Company’s website at www.chembio.com.

Compensation Committee

The Company’s Compensation Committee met three times in 2010 and currently consists of Dr. Gary Meller (Chairperson) and Katherine L. Davis.  Each of the committee’s members is deemed “independent” in accordance with the NASDAQ Global Market’s requirements for independent directors.  The Compensation Committee establishes salaries, incentives and other forms of compensation for executive officers.  The Compensation Committee also administers our incentive compensation plan.  The Compensation Committee’s charter is available on the Company’s website at www.chembio.com.  The Compensation Committee does not currently delegate its authority to any other party, and does not currently engage any compensation consultants to determine the amount or form of executive and director compensation.  Executive officers do not play a role in the determination or recommendation of the form or amount of any executive compensation paid.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee did not meet in 2010 and currently consists of Katherine L. Davis (Chairperson) and Dr. Gary Meller.  Each of the committee’s members is deemed “independent” in accordance with the NASDAQ Global Market’s requirements for independent directors.  The committee (i) identifies individuals qualified to become members of the Board of Directors, (ii) recommends director candidates to the Company’s Board of Directors, (iii) reviews and recommends develops, updates as necessary, and recommends to the Company’s Board of Directors corporate governance principles and policies, and (iv) monitors compliance with such principles and policies.  The committee’s charter is available on the Company’s website at www.chembio.com.  All the nominees for director included in this proxy statement were recommended by the Nominating Committee, which is comprised entirely of non-management directors.

To be considered for nomination by the Board at the next annual meeting of shareholders, the nominations must be made by shareholders of record entitled to vote.  Shareholder nominations must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to the Secretary of the Company at the Company’s principal business address, not less than 60 days nor more than 90 days prior to any meeting of the shareholders at which directors are to be elected.  Each notice of nomination of directors by a shareholder shall set forth the nominee’s name, age, business address, if known, residence address of each nominee proposed in that notice, the principal occupation or employment of each nominee for the five years preceding the date of the notice, the number of shares of the Company’s common stock beneficially owned by each nominee and any arrangement, affiliation, association, agreement or other relationship of the nominee with any Company shareholder.

Shareholder Communications

Shareholders wishing to send communications to the Board may contact Lawrence Siebert, our CEO, President and Chairman, at the Company’s principal executive office address.  All such communications shall be shared with the members of the Board, or if applicable, a specified committee or director.

Leadership Structure of the Board

Currently, the Board believes that our chief executive officer (CEO) is best positioned to serve as Chairman, due to his ability to provide clear insight and direction of business strategies and plans to both the Board and management.  The Board believes Chembio can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and CEO, provides unified leadership and focus.  Although our Board has historically determined that combining the role of CEO and Chairman is the most efficient and effective, we do not have formal guidelines that establish this approach as a policy.  Therefore, under different circumstances, the Board does have the flexibility to separate the two roles.  The Board has not appointed a “lead independent director” due to the small size of the Board and because four of the five directors are independent and thus a “lead independent director” would not add significant value at this time.

Risk Management

Management is responsible for assessing and managing the Company’s exposure to various risks.  At least annually, the Company goes through its assessment process to identify risk and develop plans to address them.  This process is led by the Chief Financial Officer.  The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage the Company’s exposure to risk.  The Chief Financial Officer reports directly to the Audit Committee at least quarterly to provide an update on management’s efforts to manage risk.  The Audit Committee also has oversight responsibility for financial risks.  The Board of Directors has oversight responsibility for all other risks.

Diversity

The Board recognizes the importance of diversity in business experience, education, and professional skills in selecting nominees for director.  The Board does not, however, have a formal policy concerning the consideration of diversity.

Audit Committee Report

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

The Audit Committee oversees the Company’s financial reporting process.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the unaudited financial statements included in the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2010.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the auditors with the committee under Statement on Auditing Standard No. 61, as amended.  In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1.  The Committee considered whether the auditors’ providing services on behalf of the Company other than audit services is compatible with maintaining the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits.  The Committee will meet with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee approved inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee

Katherine Davis (Chairperson)
Dr. Gary Meller

July __, 2011

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by the Company in each of the last two completed fiscal years for our principal executive officer and our two most highly compensated executive officers other than our principal executive officer whose annual compensation exceeded $100,000.

Name / Principal Position	Year	Salary1 ($)	Bonus2 ($)	Option Awards3 ($)	Stock Awards ($)	All Other Compensation5 ($)	Total ($)
Lawrence A. Siebert4	2010	$265,000	$99,375	$-	$-	$7,200	$371,575
CEO	2009	265,000	110,200	37,950	-	7,200	420,350
Javan Esfandiari	2010	$230,192	$80,850	$66,030	$-	$4,800	$381,872
VP-R&D	2009	230,192	29,400	28,200	5,000	4,883	297,675
Tom Ippolito	2010	$185,815	$42,656	$-	$-	$-	$228,471
VP-Regulatory	2009	181,500	35,600	21,150	-	140	238,390

1 Salary is total base salary.
2 Bonuses earned in 2010 and 2009 were partially based on reaching certain objectives, which included revenue dollar levels and operating profit levels.  Additional amounts earned were discretionary.

3 The estimated fair value of any option or common stock granted was determined in accordance with ASC 718, "Share-Based Payment".   Refer to Note 13 of the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions underlying the option award valuations.
4 Mr. Siebert also serves as a director on the Company’s board of directors.  Mr. Siebert does not receive any compensation for this director role.

5 Other compensation includes an employer match to 401(K) contributions and car allowances where applicable.

Employment Agreements

Mr. Siebert.  Effective May 11, 2011, the Company’s Board of Directors approved the Company’s extension of the June 15, 2006 employment agreement (the “Employment Agreement”) with Lawrence A. Siebert, the Company’s President and Chief Executive Officer, for an additional two-year term through May 11, 2013.  On June 15, 2006, Mr. Siebert and the Company entered into an Employment Agreement, effective May 10, 2006, which was to terminate on May 10, 2008, extended in 2008 to May 10, 2009.  Pursuant to the Employment Agreement, Mr. Siebert serves as the President and Chief Executive Officer of the Company and received an initial salary of $240,000 per year, which had been increased to $265,000 per year until Mr. Siebert agreed to a 15 percent reduction, to $225,000, effective January 19, 2009.  Mr. Siebert’s salary was restored to $265,000 per annum effective in July 2009, and was increased to $290,000 per annum effective in May 2011.  Mr. Siebert also is eligible for a bonus of up to 50% of his salary, consisting of (i) a bonus of up to 25% of his salary that is at the complete discretion and determination of the board of directors, and (ii) a bonus of up to an additional 25% of his salary that will be determined based upon revenue and earnings performance criteria established each year by the board of directors.  Mr. Siebert is eligible to participate in any profit sharing, stock option, retirement plan, medical and/or hospitalization plan, and/or other benefit plans except for disability and life insurance that the Company may from time to time place in effect for the Company’s executives during the term of Mr. Siebert’s employment agreement.  If Mr. Siebert’s Employment Agreement is terminated by the Company without cause, or if Mr. Siebert terminates his Employment Agreement for a reasonable basis, as defined in the Employment Agreement, including within 12 months of a change in control, the Company is required to pay as severance Mr. Siebert’s salary for six months.  Mr. Siebert has agreed for a period of two years after the termination of his employment with the Company not to induce customers, agents, or other sources of distribution of the Company’s business under contract or doing business with the Company to terminate, reduce, alter, or divert business with or from the Company.  The terms of the extended Employment Agreements are identical to the June 15, 2006 Employment Agreement, except that under the May 11, 2008 extended Employment Agreement, Mr. Siebert received additional consideration in the form of incentive stock options to purchase 250,000 shares of the Company’s common stock exercisable at $0.13 per share, which was the closing price of the Company's common stock on June 3, 2008.  The incentive stock options are immediately exercisable and they expire on June 3, 2013.

Mr. Esfandiari.  The Company entered into an employment agreement dated March 4, 2010, and to be effective March 5, 2010 (the "Employment Agreement"), with Mr. Esfandiari to continue as the Company's Senior Vice President of Research and Development for an additional term of three years through May 5, 2013.  Mr. Esfandiari's salary under the Employment Agreement is $245,000 for the first year, $255,000 for the second year, and $265,000 for the final year.  Originally, the Employment Agreement provided that Mr. Esfandiari is eligible for a cash bonus of up to 50% of his base salary for each respective year, consisting of (i) a cash bonus of up to 30% of his calendar year base salary based on the performance of the Company's Dual Path Platform Technology, which is directly related to certain annual revenue targets budgeted by management of the Company; (ii) a cash bonus of up to 10% of his calendar year base salary based on the attainment of certain specific research and development objectives, as determined by the Board, and (iii) a cash bonus of up to 10% of his calendar year base salary that is at the complete discretion and determination of the board of directors.  On June 24, 2011, the cash bonus portion of the Employment Agreement was amended in its entirety to provide for a cash bonus of up to 50% of his base salary for each respective year consisting of (i) a performance-based bonus of up to 20% of his base salary based upon attainment of the Company budget; (ii) a performance-based bonus of up to 15% of his base salary based upon attainment of specified and agreed-upon goals and objectives within the Research & Development Department; and (iii) a discretionary bonus of up to 15% of his base salary.  The Company also granted Mr. Esfandiari, pursuant to the Company's 2008 Stock Incentive Plan, incentive stock options to purchase 300,000 shares of the Company's common stock. The price per share of these options is equal to the fair market value of the Company's common stock as of the close of the market on March 5, 2010, which is the date on which the Agreement was effective. Of these stock options, options to purchase 100,000 shares vest on the effective date, options to purchase an additional 100,000 shares of the stock options vest on the second anniversary of the Employment Agreement, and options to purchase an additional 100,000 shares of the stock options vest on the third anniversary of the Employment Agreement.  Mr. Esfandiari is eligible to participate in any profit sharing, stock option, retirement plan, medical and/or hospitalization plan, and/or other benefit plans except for disability and life insurance that the Company may from time to time place in effect for the Company’s executives during the term of Mr. Esfandiari’s employment agreement.  If Mr. Esfandiari’s employment agreement is terminated by the Company without cause, or if Mr. Esfandiari terminates his employment agreement for a reasonable basis, as defined in the Employment Agreement, including within 12 months of a change in control, the Company is required to pay as severance Mr. Esfandiari’s salary for twelve months.

Mr. Ippolito does not have an employment contract with the Company.

Executive Bonus Plan

The Company has established a bonus plan for its executives who do not have a contract.  For the fiscal year ended December 31, 2010, there were three executives eligible for this bonus plan.  Each executive can earn up to 25% of that executive’s salary in the form of a bonus.  The Compensation Committee determined that 40% of the executive’s bonus will be quantitative factors, based on the budget.  60% will be based on other factors; with one-half of the 60% (or 30%) based on management objectives, and the other one-half of the 60% (or 30%) will be discretionary.  The plan, during 2010 for the 40%, called for a sliding percentage of the executive’s salary, from zero to 5% for attaining 85% to 100% of revenue goals, and from zero to 5% of the executive’s salary for attaining between zero percent to 150% of the designated operating profit goals.  The Company achieved 93% of its revenue goals for 2010, resulting in a bonus of 2.75% of each executive’s salary, and achieved greater than 95% of its operating profit goal, resulting in a bonus of 2.25% of salary, for a total of 5% of salary.  In addition, the Compensation Committee approved 7.5% of salary in discretionary bonuses for the subject executives and 7.5% in management objectives, bringing the total plan bonus to approximately 20% of salary.  In addition, outside of the plan, the compensation committee awarded an additional 2.75% in bonuses in recognition of outstanding overall efforts and accomplishments, making the total bonus for 2010 equal to 22.75% of base pay.  Goals for 2011 have not yet been established.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexcercised Options Excerciseable (#)	Number of Securities Underlying Unexcercised Options Unexcersable (#)	Option Exercise Price ($)	Option Expiration Date	Option Vesting Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Foot- note
Lawrence A. Siebert		133,333	0.13	5/6/2014	5/6/2012			5
		133,333	0.13	5/6/2014	5/7/2011			5
	133,333	-	0.13	5/6/2014	5/6/2010			5
	250,000		0.13	6/3/2013	6/3/2008			3
	75,000		0.22	2/15/2013	2/15/2008			2
	50,000		0.13	5/28/2011	1/1/2007			1, 4
	50,000		0.13	5/28/2011	4/17/2006			1, 4
	10,000		0.13	5/4/2011	4/17/2006			4
	50,000		0.13	5/4/2011	5/5/2004			4
Javan Esfandiari		100,000	0.27	3/4/2015	3/5/2013			3
		100,000	0.27	3/4/2015	3/5/2012			3
	100,000		0.27	3/4/2015	3/5/2010			3
		100,000	0.13	5/6/2014	5/6/2012			5
		100,000	0.13	5/6/2014	5/7/2011			5
	100,000		0.13	5/6/2014	5/6/2010			5
	100,000		0.13	4/23/2012	3/5/2009			1, 4
	100,000		0.13	4/23/2012	3/5/2008			1, 4
	60,000		0.22	2/15/2013	2/15/2008			2
	25,000		0.13	5/28/2011	5/28/2007			4
	100,000		0.13	4/23/2012	4/23/2007			1, 4
	18,750		0.13	3/24/2011	1/1/2007			4
	25,000		0.13	5/28/2011	4/17/2006			1, 4
	25,000		0.13	5/28/2011	4/17/2006			1, 4
	5,000		0.13	5/4/2011	4/17/2006			4
	18,750		0.13	3/24/2011	3/24/2006			4
	30,000		0.13	5/4/2011	5/5/2004			4
Tom Ippolito		75,000	0.13	5/6/2014	5/6/2012			5
		75,000	0.13	5/6/2014	5/7/2011			5
	75,000		0.13	5/6/2014	5/6/2010			5
	50,000		0.22	2/15/2013	2/15/2008			2
	15,000		0.13	3/24/2011	3/24/2006			4

1 Stock issued in connection with an employment contract and under the 1999 Stock Option Plan.

2 On February 15, 2008 the Company granted options under the 1999 Stock Option Plan.

3 Options issued in connection with an employment contract and under the 2008 Stock Incentive Plan.

4 On May 7, 2009, the Compensation Committee of the Company reduced, to $0.13 per share, the exercise price of each outstanding employee option that was issued under the 1999 Equity Incentive Plan (the “1999 Plan”) for which the exercise price was greater than $0.44 per share of the Company’s common stock.  There was no other change made to the terms of the stock options other than the reduction in the exercise price. A total of 1,036,750 options were affected and the fair value difference of the options before and after the reduction was $31,660 and was expensed in the three months ended June 30, 2009.

5 On May 7, 2009 in accordance with the terms of the Company’s 2008 Stock Incentive Plan, the Company granted certain employees of the Company, options to purchase an aggregate of 2,925,000 shares of the Company’s common stock.  The exercise price for these options is equal to $0.13 per share.  The options become exercisable in thirds on the first, second and third anniversaries of the date of the grant.  Each option granted will expire and terminate, if not exercised sooner, upon the earlier to occur of (a) 30 days after termination of the employee’s employment with the Company or (b) the fifth anniversary of the date of grant.  The fair value of these options is being amortized over the vesting life of the options.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) 1	Option Awards ($) 2	Total ($)
Katherine L. Davis	$69,500	$-	$69,500

Gary Meller	86,500	-	86,500

1 Fees earned or paid in cash represents a yearly fee and fees for meeting expenses: (a) Ms. Davis received an $18,000 annual fee as a member of the board of directors, a $2,500 annual fee as audit committee chairman, $40,000 as a member of a special committee and $9,000 in meeting fees paid during 2010; (b) Mr. Meller received an $18,000 annual fee as a member of the board of directors,  $60,000 as a member and chairman of a special committee and $9,000 in meeting fees.

2 Each outside member of the board of directors is granted, once every five years, options to purchase 375,000 shares of the company’s common stock with an exercise price equal to the market price on the date of the grant as part of their annual compensation. One-fifth of these options are exercisable on the date of grant, one-fifth become exercisable on the first anniversary of the date of grant, and additional one-fifths become exercisable on each of the second through fourth anniversaries of the date of grant.  The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model.

Director Compensation

All non-employee directors are paid an $18,000 annual retainer in semi-annual payments, and once every five years, on the date of the annual meeting of shareholders that directors are elected or re-elected (every 5 years), receive stock options to acquire, subject to vesting as described below, 375,000 shares of the Company's common stock, with an exercise price equal to the market price on the date of the grant.  Stock options to acquire 75,000 shares become exercisable on the date of grant, and options to acquire an additional 75,000 shares become exercisable on the date of each of the four succeeding annual meetings of shareholders if and to the extent that the non-employee director is reelected as a director at each such annual meeting.  The audit committee chairman is paid an annual retainer of $2,500, paid semi-annually.  In addition, the non-employee directors are paid $1,000 in cash for each board of directors' meeting attended, and paid $500 in cash for each telephonic board of directors meeting.  The non-employee directors who are members of a committee of the board of directors are paid $500 in cash for each committee meeting attended, or $750 in cash for each committee meeting attended if that non-employee director is the committee chairman.  Directors also may be paid for serving on ad hoc committees of the Board.  In fact, when the Board established its Special Committee in 2010 to handle the possible sale of the Company, the Chairman of the Committee was paid $12,000 per month, and the other director-member of the Committee was paid $8,000 per month.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company served as a member of the Board of any other public company during the year ended December 31, 2010. No member of the Compensation Committee serves as an executive officer of any other public company during the year ended December 31, 2010. No interlocking relationship exists between the members of our Compensation Committee and the Board or compensation committee of any other company.

ITEM 2.  PROPOSAL TO RATIFY THE SELECTION OF BDO USA, L.L.P.
AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANT

On May 25, 2011, the Company, through and with the approval of the Audit Committee of the Company’s Board of Directors, dismissed ParenteBeard LLC (“ParenteBeard”) and engaged BDO USA, LLP (“BDO”) as its independent registered public accounting firm.  BDO will be its principal auditor for the fiscal year ended December 31, 2011 as well as for reviewing the quarterly financial reports for the three months ended June 30, 2011 and September 30, 2011.

The reports of independent registered public accounting firm of ParenteBeard regarding the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2010 and 2009, and during the interim period from the end of the most recently completed fiscal year through May 25, 2011, the date of termination, there were no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused it to make reference to such disagreement in its reports.

During the years ended December 31, 2010 and 2009, and during the interim period from the end of the most recently completed fiscal year through May 25, 2011, the date of engagement, the Company did not consult with BDO regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinions that might be rendered by BDO on the Company’s financial statements.  BDO did not provide the Company a written report or any oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

In addition, during the years ended December 31, 2010 and 2009, and during the interim period from the end of the most recently completed fiscal year through May 25, 2011, the date of engagement, the Company did not consult with BDO on any matter that was either the subject of a disagreement (as defined in item 304(a)(1)(iv) of Regulation S-K and the related instructions to this item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).  As such, none of the required disclosures under Item 304(a)(2)(ii) apply.

The Company provided ParenteBeard with a copy of these disclosures prior to filing with the Securities and Exchange Commission and requested that ParenteBeard furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree.

It is expected that one or more representatives of BDO will be present, or available by phone, at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions from stockholders.  It is expected that one or more representatives of ParenteBeard will not be present, or available by phone, at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

All fees discussed below were paid to Parente.

Audit Fees

For the years ended December 31, 2010 and 2009, the Company’s independent public accounting firm billed the Company $154,620 and $160,000, respectively, for fees for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q and 10-K.

Audit-Related Fees

For each of the years ended December 31, 2010 and 2009, the independent public accounting firm did not provide the Company with any assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported above under “Audit Fees.”

Tax Fees

For the years ended December 31, 2010 and 2009, the independent public accounting firm billed the Company $9,415 and $20,000, respectively, for professional services for tax compliance, tax advice and tax planning.

All Other Fees

For the years ended December 31, 2010 and 2009, the independent public accounting firm billed the Company $19,208 and none, respectively, for fees associated with the preparation and filing of the Company’s registration statements, responses to SEC comment letters and other related matters.

Audit Committee Pre-Approval Policies

The Audit Committee approves in advance all audit and non-audit services performed by the independent accounting firm.  There are no other specific policies or procedures relating to the pre-approval of services performed by the independent public accounting firm.

Required Vote; Board Recommendation

In order to ratify the selection of auditors, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to ratification.  There is no legal requirement for submitting this proposal to the shareholders; however, the Board of Directors believes that it is of sufficient importance to seek ratification.  Whether the proposal is approved or defeated, the Board may reconsider its selection of BDO.

The Board of Directors unanimously recommends that the shareholders vote FOR ratifying the selection of the certified public accounting firm of BDO USA L.L.P. to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2011 or until the Board of Directors, in its discretion, replaces them.

ITEM 3.  AUTHORIZATION OF BOARD OF DIRECTORS TO EFFECT A
REVERSE STOCK SPLIT OF ITS ISSUED AND OUTSTANDING COMMON STOCK

The Board of Directors is asking shareholders to consider and approve a proposal to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding shares of the Company’s common stock in a ratio of at least one-for-five and not more than one-for-fifteen, as determined by the Board of Directors.  The reverse split would be in accordance with Section 78.2055 of the Nevada Corporations Code.

If, for example the reverse stock split were to be effected on a one-for-fifteen basis, then, based on the _________ shares that were issued and outstanding on ________________, then __________ shares of the Company’s common stock would be outstanding after the reverse split.  As another example, if the reverse split were to be effected on a one-for-five basis, then based on the number of shares outstanding on __________, then ____________ shares of the Company’s common stock would be outstanding after the reverse split.

Advantages of a reverse split.  The Board of Directors believes that implementing a reverse stock split could have the following possible advantages, although there is no assurance that any of them will occur:  (i) increasing the price so that it would be available to a broader range of investors, including investors such as funds that are prohibited  from buying stocks whose price is below a certain level; (ii) helping to attract the interest of brokers who are subject to policies that prevent or discourage them recommending stocks with lower market prices; and (iii) helping the market price of the stock meet the requirements for NASDAQ - to the extent that the Company desires to apply for a listing in the future.

Disadvantages of a reverse stock split.  Although the Board of Directors believes that the potential advantages of a reverse stock split significantly outweigh the potential disadvantages, the following are potential disadvantages: (i) a reverse stock split could decrease the trading market for the common stock because it will reduce the number of shares available in the public market; and (ii) it is possible that the reverse split could not have the  effect of a higher stock price, and in that case the stock price would not satisfy the requirement for a NASDAQ listing, would not attract additional investor or broker interest, and would result in a lower market capitalization for the Company.

Effects of a Reverse Stock Split.  In addition to the decrease in the number of issued and outstanding shares of common stock as described above, other effects of a reverse stock split include the following:  (i) no fractional shares will be issued; instead persons who otherwise would be entitled to a fractional share would receive the closest whole number of shares to which their fractional share entitles them (those with a fractional share of one-half or more will receive a whole share, and those with less than one-half of a share will receive nothing for their fractional share); (ii)  the number of authorized, but unissued, shares of common stock of the Company will not change; (iii) the number of shares reserved and available for issuance under the Company’s Stock Incentive Plans then in effect, and the number, exercise price, grant price or purchase price of shares subject to all outstanding awards under those Plans, as well as the number, exercise price or purchase price of any other outstanding options and warrants, will be proportionately adjusted based on the reverse stock split ratio being utilized (for example, in the case of a one-for-five reverse split, if there are 5 million shares available for future issuance under a Stock Incentive Plan, that number will be reduced to 1 million; and outstanding stock options to acquire 500 shares at an exercise price of $.20  per share will become outstanding stock options to acquire 100 shares at an exercise price of $1.00 per share); (iv) the reverse split will not affect the registration of the common stock under Securities Exchange Act of 1934 (the “34 Act”), and the Company will continue to file periodic and other reports under the 34 Act; (v) proportionate voting rights and other rights of the common stock shareholders will not be affected by a reverse stock split, other than a possible minimal difference as a result of the treatment of fractional shares; (vi) shareholders are not entitled to dissenters’ or appraisal rights with respect to a reverse split; (vii) it will not be necessary for a shareholder to exchange certificates representing stock issued prior to the reverse stock split for certificates representing shares resulting after the reverse stock split; nevertheless, if there is a one-for-five reverse split, a certificate for 500 shares issued before the reverse split will represent 100 shares after the reverse stock split; (viii) the par value of the shares will remain the same after the reverse split; (ix) because the reverse split will reduce the number of outstanding shares, the amount of stated capital will be reduced (in the same proportion as the reduction in the number of outstanding shares), and the amount by which the stated capital is reduced will be transferred to the paid-in capital account on the Company’s balance sheet; and (x) the per-share net income or loss of our common stock will be based on the reduced number of outstanding shares.

In addition, despite the decrease in the number of outstanding shares resulting from a reverse stock split, the Board of Directors doe not intend that a reverse split would be implemented as a step toward a going private transaction as defined under Rule 13e-3 of the 34 Act.

Because of the factors described above, our Board of Directors is requesting that the shareholders authorize the Board of Directors, in its sole discretion at any time on or before June 30, 2013, to implement a reverse stock split; provided that any such reverse stock split be in a range between and including one-for-five and one-for-fifteen.  This authorization would apply to only one reverse split and would expire on July 1, 2013.

If the reverse stock split authorization is approved by the shareholders, the effective time for the reverse stock split, if at all, will be as determined by our Board of Directors.  If our Board of Directors determines to effect the reverse split, between each five shares and each 15 shares of outstanding common stock at the effective time shall be deemed to be one share of common stock without further action by our shareholders.  It will not be necessary for a shareholder to exchange certificates representing stock issued prior to the reverse stock split for certificates representing shares resulting after the reverse stock split.

If the reverse stock split is effected, we will not issue certificates for fractional shares.  Instead, persons who are shareholders at the effective time of the reverse stock split and who otherwise would be entitled to a fractional share would receive the closest whole number of shares to which their fractional share entitles them.  Therefore, shareholders having a fractional share of one-half share or more will receive a whole share in lieu of their fractional share, and shareholders having a fractional share of less than one-half share will receive nothing for their fractional share.  All shares of Common Stock held by a record holder will be aggregated for purposes of computing the number of shares of Common Stock subject to the reverse stock split.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of important tax considerations of the reverse split. It addresses only shareholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who acquired their pre- reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse split.  EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ON HIS OR HER OWN SITUATION.

U.S. Holders

The discussion in this section is addressed to “U.S. holders.”  A U.S. holder is a beneficial owner of our common stock who for U.S. federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof, (c) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more United States persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person, or (d) an estate that is subject to U.S. federal income tax on its income regardless of its source. The reverse stock split should be treated as a tax-free recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss will be recognized by a shareholder on account of the reverse stock split. Accordingly, the aggregate tax basis in the common stock received pursuant to the reverse stock split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.  Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the reverse stock split.  Shareholders should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares, which basis and holding period will vary depending upon the date and the purchase price of the acquisition for the shares of common stock.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual.  Generally, non-U.S. holders will not recognize gain or loss for U.S. income tax purposes on account of the reverse split.

Required Vote; Board Recommendation

An affirmative vote of the majority of the outstanding shares of the Company’s Common Stock is necessary to approve the reverse stock split proposal.  The Board of Directors unanimously recommends that the shareholders vote FOR the reverse stock split proposal.

ITEM 4:  ADOPTION OF AN AMENDMENT TO THE 2008 STOCK INCENTIVE PLAN

On June 3, 2008, the shareholders of the Company adopted the 2008 Stock Incentive Plan (the “Plan”), under which a maximum of 5,000,000 shares of Common Stock were initially reserved to be issued upon the exercise of options, grants of restricted shares of Common Stock, and grants of restricted stock units.

On ___ __, 2011, the Board of Directors adopted an amendment increasing the total shares reserved under the Plan by 1,000,000 from 5,000,000 to 6,000,000 (the “Amendment”), with the Amendment being subject to shareholder approval.  The Amendment is being submitted to shareholders for approval at the Annual Meeting.  Shareholder approval of the Amendment is also being sought to: (i) qualify it under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Act”), and thereby render certain transactions under it exempt from certain provisions of Section 16 of the Act; (ii) to permit the issuance of Options which will qualify as Incentive Options pursuant to the Internal Revenue Code of 1986 (the “Code”); and (iii) to comply with NASDAQ Marketplace Rule 5635(c).

The Plan provides the Compensation Committee of the Board of Directors with the authority to award:  (i) options intended to qualify as “incentive stock options” (“Incentive Options”) under Section 422 of the Code; (ii) non-incentive stock options which are not intended to qualify as Incentive Options (“Non-Incentive Options”); (iii) restricted shares of Common Stock (“Restricted Stock”); and (iv) restricted stock units (“RSUs”), which are rights to receive shares of Common Stock at the end of a specified deferral period (collectively, the “Awards”).

The Plan is intended to provide incentives to officers, directors, employees and other persons, including consultants and advisers, who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it. The Board of Directors believes that this also helps align the interests of the Company’s management and employees with the interests of shareholders. The terms of the Plan concerning the Incentive Options and Non-Incentive Options are substantially the same except that (i) only employees of the Company are eligible to receive Incentive Options; (ii) employees and other persons are eligible to receive Non-Incentive Options, and (iii) Incentive Stock Options are subject to certain restrictions and limitations in compliance with Section 422 of the Code. The number of shares reserved for issuance under the Plan is a maximum aggregate so that the number of Incentive Options and/or Non-Incentive Options that may be granted reduces the number of restricted shares of Common Stock and RSUs which may be granted, and vice versa.

The Board of Directors believes that increasing the number of shares of Common Stock available for the issuance of awards under the Plan is necessary and appropriate to permit the Company to continue to offer officers, directors, advisors and employees equity-based compensation.  As of June 30, 2011, there are approximately 1,063,400 shares available for future issuances under the Plan, which number would increase to approximately 2,063,400 if the Amendment is approved.  If the shareholders approve the two new directors the amount available under the Plan would be approximately 313,400 before the proposed increase.  If the shareholders do not approve the Amendment the number of shares reserved under the Plan will remain the same, and there may not be a sufficient number of shares available under the Plan to permit the Company to effectively utilize the Plan in 2012 and beyond.

The 2008 Stock Incentive Plan, Generally

The following paragraphs provide a summary of the principal features of the Plan and its operation.

The Compensation Committee has the discretion to select the persons to whom Awards are to be granted.  The Compensation Committee determines (a) the number of options, restricted stock or restricted stock units to be granted; (b) the time at which each Award is to be granted; (c) the extent to which the transferability of shares of common stock issued or transferred pursuant to any Award is restricted; (d) the fair market value of the common stock; (e) whether to accelerate the time of exercisability of any Award that has been granted; (f) the period or periods and extent of exercisability of the options; and (g) the manner in which an option becomes exercisable.  In addition, the Compensation Committee has the discretion to fix such other terms of each Award as the Compensation Committee deems necessary or desirable.  There currently are approximately 100 employees eligible to receive Incentive Options under the Plan, and an unspecified number of additional persons eligible to receive Non-Incentive Options.  The number of shares of Common Stock or cash that may be issued pursuant to Awards to an employee, director or consultant of the Company under the Plan is at the discretion of the Compensation Committee, and as such, cannot be determined in advance.

Incentive Stock Options

The Plan provides that the exercise price of Incentive Options granted cannot be less than 100% percent of the fair market value of the underlying Common Stock on the date the Incentive Options are granted.  No Incentive Options may be granted to an employee who, at the time the Incentive Options would be granted, owns more than ten percent of the outstanding stock of the Company unless the exercise price of the Incentive Options granted to the employee is at least 110 percent of the fair market value of the Common Stock subject to the Incentive Options.  In addition, the aggregate fair market value (determined as of the date an Incentive Option is granted) of the Common Stock underlying the Incentive Options granted to a single employee that become exercisable in any single calendar year may not exceed the maximum amount permitted by the Internal Revenue Code for incentive stock options.  This amount currently is $100,000.

Restricted Stock

Restricted Stock grants are grants of shares of the Company’s Common Stock that may be fully vested or may vest in accordance with terms and conditions established by the Compensation Committee.  Unvested shares are subject to forfeiture, and the number of shares of Common Stock subject to a Restricted Stock grant will be determined by the Compensation Committee.  As a condition to the grant of restricted stock, the Compensation Committee may require or permit a grantee to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, or applied to the purchase of additional Awards under the Plan.  Unless otherwise determined by the Compensation Committee, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the distributed stock or other property has been distributed.

Restricted Stock Units

The Plan will permit the grant of RSUs, which are rights to receive Common Stock at the end of a specified deferral period.  The settlement of RSUs shall occur upon expiration of the deferral period specified by the Compensation Committee, and the RSUs shall be subject to such restrictions (which may include a risk of forfeiture) as the Compensation Committee may impose.  The Company will be permitted to satisfy a RSU by delivering cash or Common Stock in the amount equal to the fair market value for the specified number of shares of Common Stock covered by the RSU, or a combination thereof, as determined by the Compensation Committee.  Unless otherwise determined by the Compensation Committee at date of grant, dividends on the Common Stock covered by an RSU will be either (a) paid in cash or in shares of unrestricted Common Stock, or (b) deferred with respect to such RSU and the amount or value thereof automatically deemed reinvested in additional Awards, as determined by the Compensation Committee.

Transferability

Options and Restricted Stock grants granted pursuant to the Plan are not transferable during the optionee’s lifetime.  Subject to the other terms of the Plan, the Compensation Committee has discretion to provide vesting requirements and specific expiration provisions with respect to the incentive options and non-qualified options granted.

Registration Rights

The Company intends in the future to file a registration statement, or amend the currently-existing registration statement, to register the issuance and/or the sale by the grantees of any of the newly-approved shares of restricted Common Stock that may be awarded under the Plan, as well as the issuance of the Incentive and Non-Incentive Options and the issuance and/or the sale by the option holder of shares of Common Stock underlying Incentive and Non-Incentive Options issued pursuant to the Plan.  Until the new filing occurs, the Company plans to use the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder due to the limited number, and of the relationship to the Company, of the persons currently anticipated to participate in the Plan.  Until a new filing is effective, both the Common Stock awarded and the Common Stock acquired through the exercise of the Incentive and Non-Incentive Options may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

Change in Control and Adjustments

In the event of a change in control of the Company, the Compensation Committee may accelerate the time period relating to the exercise of any Award.  In addition, the Compensation Committee may take other action, including but not limited to (i) providing for the purchase of any Award for an amount of cash or other property that could have been received upon the exercise of such Award had the Award been currently exercisable; (ii) adjusting the terms of the Award in a manner determined by the Compensation Committee to reflect the change in control; or (iii) causing an Award to be assumed, or new rights substituted therefor, by another entity with appropriate adjustments to be made regarding the number and kind of shares and exercise prices of any Award.

In the event a change (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, reclassification, split-up, combination of shares or otherwise) is made in the Company’s capitalization which results in an exchange or other adjustment of each share of Common Stock for or into a greater or lesser number of shares, then an appropriate adjustment shall be made to the aggregate number and kind of shares subject to the Plan, and to the number and kind of shares and the price per share of any outstanding Awards as necessary to preserve, as nearly as practical, but not to increase, the benefits to Plan participants.

Amendments

The Board of Directors may at any time terminate the Plan or make such amendments or modifications to the Plan that the Board of Directors deems advisable, except that (i) no amendment or alteration shall be made that will impair previously outstanding Awards, and (ii) no amendment shall be made to the Plan without the approval of the Company's shareholders to the extent such approval is required by law or agreement.

Tax Matters

The Incentive Options issuable under the Plan are structured to qualify for favorable tax treatment provided for “incentive stock options” by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  All references to the tax treatment of the Incentive Options are under the Code as currently in effect.  Pursuant to Section 422 of the Code, optionees will not be subject to federal income tax at the time of the grant or at the time of exercise of an Incentive Option.  In addition, provided that the stock underlying the Incentive Option is not sold less than two years after the grant of the Incentive Option and is not sold less than one year after the exercise of the option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss.  An optionee also may be subject to the alternative minimum tax upon the exercise of Incentive Options.  The Company will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the Common Stock underlying the Incentive Options.

Non-Incentive Options issued under the Plan will not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code.  An optionee does not recognize any taxable income at the time it is granted a Non-Incentive Option.  However, upon exercise of these options, the optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price.  The ordinary income recognized by the optionee will be treated as wages and will be subject to income tax withholding by the Company.  Upon an optionee’s exercise of a Non-Incentive Option, the Company will be entitled to a tax deduction in the amount recognized as ordinary income to the optionee provided that the Company effects withholding with respect to the deemed compensation.  Upon an optionee’s sale of shares acquired pursuant to the exercise of a Non-Incentive Option, any difference between the sale price and the fair market value of the shares on the date when the option was exercised will be treated as long-term or short-term capital gain or loss.

If a grant of Common Stock is subject to vesting, then unless the participant elects to be taxed at the time of receipt of the Award, the participant will not have taxable income upon the receipt of the Award, but will recognize ordinary income equal to the fair market value of the shares of Common Stock at the time of vesting.  Any gain or loss recognized upon any later disposition of the shares of Common Stock generally will be a capital gain or loss.

The closing bid price for the Company’s Common Stock as of July __, 2011 was $[__] per share.

The Company has not granted, or made a determination or other commitment to grant, any Award pursuant to the Plan.  Awards granted to employees are determined on a discretionary basis and therefore the number of Awards to be granted is not determinable in advance.

Required Vote; Board Recommendation

Item 4 requires that the votes cast at the Annual Meeting in person or by proxy in favor of the Amendment exceed the votes cast at the Annual Meeting in person or by proxy in opposition of the Amendment.

The Board of Directors recommends that shareholders vote “FOR” the adoption of the Amendment, as it provides a means of compensating management, directors, employees and other advisors and consultants of the Company without utilizing the Company’s cash resources.  The Amendment is set forth as Appendix A to this Proxy Statement.  Moreover, the Board of Directors believes that the having additional shares available for the issuance of Awards will help to align the interests of the Company’s employees, officers, directors, consultants and advisors who receive awards utilizing the additional shares made available by the Amendment with the interests of the Company’s shareholders by providing for the potential for increased share ownership in the Company which will provide an additional incentive for those persons to work for the success of the Company and to maximize shareholder value. In addition, the Board of Directors believes that having additional shares available for issuance under the Plan will help provide an incentive for those persons to put forth maximum efforts for the Company’s success in order to maximize the value of the compensation provided to them through the Rights to Purchase and Options.  Unless otherwise specified, the enclosed proxy will be voted “FOR” approval of Item 4.

ANNUAL REPORT TO SHAREHOLDERS

Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

RESOLUTIONS PROPOSED BY INDIVIDUAL STOCKHOLDERS;
DISCRETIONARY AUTHORITY TO VOTE PROXIES

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, in order to be considered for inclusion in the proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of our 2011 fiscal year, proposals by individual stockholders must be received by us no later than May 25, 2012.

In addition, under Rule 14a-4(c)(1) of the Securities Exchange Act, the proxy solicited by the Board of Directors for the next annual meeting of stockholders following the end of our 2011 fiscal year will confer discretionary authority on any stockholder proposal presented at that meeting unless we are provided with notice of that proposal no later than August 8, 2012.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting.  Nevertheless, if other matters should properly come before the Annual Meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.

* * * * *

This Notice and Proxy Statement is sent by order of the Board of Directors.

Dated: July __, 2011	/s/ Lawrence A. Siebert
Lawrence A. Siebert, President, Chief Executive Officer and Chairman of the Board

* * * * *

PROXY

CHEMBIO DIAGNOSTICS, INC.
For the Annual Meeting of Shareholders on September ___, 2011
Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Lawrence A. Siebert, Richard J. Larkin, or either of them, as proxies with full power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Chembio Diagnostics, Inc. (the “Corporation”), to be held at 10:30 a.m. (local time) on September ___, 2011, at of the office of the Corporation, 3661 Horseblock Road, Medford, New York 11763, or any adjournments thereof, on the following matters:

[X] Please mark votes as in this example.

1.           To elect the following five directors:

Nominees:

Katherine L. Davis

Barbara DeBuono

Gary Meller

Peter Kissinger

Lawrence A. Siebert

FOR ALL NOMINEES [ ]

WITHHELD AUTHORITY FOR ALL NOMINEES [ ]

FOR ALL NOMINEES EXCEPT AS NOTED ABOVE [ ]

2.           To ratify the selection of  BDO USA L.L.P. as the Corporation’s independent public accountants.

[ ] FOR                                           [ ] AGAINST                                                      [ ] ABSTAIN

3.           To consider and vote upon a proposed recommendation by the Board of Directors to authorize the Board Of Directors to determine whether to effect a reverse stock split of our outstanding Common Stock at the time and at a ratio between 1-for-5 and 1-for-15 that the Board of Directors deems appropriate.

[ ] FOR                                           [ ] AGAINST                                                      [ ] ABSTAIN

4.           Proposal to adopt and approve an amendment to the Company’s 2008 Stock Incentive Plan.

[ ] FOR                                           [ ] AGAINST                                                      [ ] ABSTAIN

5.              In their discretion, to vote upon an adjournment or postponement of the meeting.

[ ] YES                   [ ] NO                                                                           [ ] ABSTAIN

6.           In their discretion, to vote upon such other business as may properly come before the meeting.

[ ] YES                    [ ] NO                                                                           [ ] ABSTAIN

(Continued and to be signed on the reverse side)

Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Items 1, 2, 3, 4, 5 and 6.  This proxy is solicited on behalf of the Board of Directors of Chembio Diagnostics, Inc.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW           [ ]

Number of voting shares:

Dated:           ____________________________________

Signature:     ____________________________________

Signature:     ____________________________________

Signature if held jointly  ____________________________________

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed.  When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well.  If stock is held jointly, each join owner should sign.)